Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 14th day of December 2007, between First Federal Bancshares of Arkansas, Inc., a Texas chartered corporation (the "Corporation"), First Federal Bank, a federally chartered savings bank and a wholly owned subsidiary of the Corporation (the "Bank"), and Sherri R. Billings (the "Executive").

WITNESSETH

WHEREAS, the Bank was previously known as First Federal Bank of Arkansas, F.A.;

WHEREAS, the Executive is currently employed as the Executive Vice President and Chief Financial Officer of the Corporation and the Bank, and the Corporation, the Bank and the Executive have previously entered into an employment agreement dated April 25, 2002 (the “Prior Agreement”);

WHEREAS, the Corporation and the Bank (together the “Employers”) desire to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that her employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Average Annual Compensation.  The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the year in which the Date of Termination occurs (or such shorter period as the Executive was employed), and which was included in the Executive’s gross income for tax purposes, including but not limited to Base Salary, bonuses, director’s fees, if applicable, and all other amounts taxable to the Executive pursuant to any employee benefit plans of the Employers.

(b)           Base Salary.  "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Employers.

(d)           Change in Control.  "Change in Control" shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)           Date of Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, (ii) if the Executive’s employment is terminated due to death, the date of death, and (iii) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)           Effective Date.  The Effective Date of this Agreement shall mean the date first written above.

(h)           Good Reason.  Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive based on the occurrence of any of the following events:

(i) any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report; or

(ii) any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)           IRS.  IRS shall mean the Internal Revenue Service.

(j)           Notice of Termination.  Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written "Notice of Termination" to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of Executive's employment for Cause; and (iv) is given in the manner specified in Section 10 hereof.

(k)           Retirement.  "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to the Employers' salaried employees.

2.           Term of Employment.

(a)           The Employers hereby employ the Executive as Executive Vice President and Chief Financial Officer and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2, this Agreement shall terminate three (3) years after December 14, 2007 (the "Commencement Date").  Prior to the first annual anniversary of the Commencement Date and each annual anniversary thereafter, the Boards of Directors of the Employers shall consider, review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance) and, if appropriate, explicitly approve a one-year extension of the remaining term of this Agreement.  The term of this Agreement shall continue to extend each year if the Boards of Directors so approve such extension unless the Executive gives written notice to the Employers of the Executive's election not to extend the term, with such notice to be given not less than thirty (30) days prior to any such anniversary date.  If the Boards of Directors elect not to extend the term, they shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such anniversary date.  If any party gives timely notice that the term will not be extended as of any annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Employers as are consistent with her title of Executive Vice President and Chief Financial Officer.

3.            Compensation and Benefits.

(a)           The Employers shall compensate and pay Executive for her services during the term of this Agreement at a minimum base salary of $210,000 per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers.  In addition to her Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

(b)           During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with her then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Employers.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)           During the term of this Agreement, in keeping with past practices, the Employers shall continue to provide the Executive with the automobile he presently drives. The Employers shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil.  If such costs or expenses are initially paid by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.  The Employers shall provide the Executive with a replacement automobile of a similar type as selected by the Executive at approximately the time that her present automobile reaches three (3) years of age and approximately every three (3) years thereafter, upon the same terms and conditions.

(e)           During the term of this Agreement, in keeping with past practices, the Employers shall continue to pay the annual membership dues at the country clubs at which the Executive is currently a member.  If such dues are initially paid by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such dues were paid.

(f)           The Employers shall provide continued medical insurance in the Employers' health plan for the benefit of the Executive and her spouse for a period of five years from the date of the Executive’s Retirement, and such insurance shall be comparable to that which is provided by the Employers to comparable executive officers and regardless of whether the Executive is eligible to participate in the Employers' health plan.  In the event of the Executive's death before the expiration of such five year period, the Employers shall provide the Executive's spouse continued medical insurance in the Employers' health plan comparable to that which is being provided to the Executive's spouse at such time for the remainder of such five year period.  Any insurance premiums payable by the Employers or any successors pursuant to this Section 3(f) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employers shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination.  This Section 3(f) shall not apply if the Executive is or becomes employed full-time by an employer other than the Corporation or the Bank.

(g)           In the event of the Executive's death during the term of this Agreement, the Executive's spouse, estate, legal representative or named beneficiaries (as directed by the Executive in writing) shall be paid on a monthly basis the Executive's Base Salary (as defined in Section 3(a) hereof) in effect at the time of the Executive's death for a period of twelve (12) months from the date of the Executive's death.

(h)          The Executive's compensation and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

4.           Expenses.  The Employers shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of the Employers, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.            Termination.

(a)           The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate her employment hereunder for any reason.

(b)           In the event that (i) Executive's employment is terminated by the Employers for Cause, or (ii) the Executive terminates her employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.  In the event that the Executive's employment is terminated due to Disability or Retirement, the Executive's rights shall be as provided in Section 3(f) hereof.  In the event the Executive's employment is terminated due to the Executive's death, the Executive's rights shall be as provided in Section 3(g) hereof.

(c)           In the event that (i) the Executive's employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 6 hereof, if applicable,

(A)           pay to the Executive, in a lump sum within ten (10) business days following the Date of Termination, a cash severance amount equal to three (3) times the Executive's Average Annual Compensation, and

(B)           maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 5(c)(B) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employers shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination; and

(C)           pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for the remaining term of employment under this Agreement (prior to giving effect to the Notice of Termination) pursuant to any other employee benefit plans, program or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (y) stock option plans, restricted stock plans and employee stock ownership plans of the Employers and (z) bonuses and other items of cash compensation), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in sections 3(f) and 5(c)(B)(ii) hereof.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

8.           Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Employers may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.        Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	Board of Directors
First Federal Bancshares of Arkansas, Inc.
Harrison, Arkansas 72601
1401 Highway 62-65 North

To the Executive:	Sherri Billings
At his last address on file with the Employers

11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Arkansas.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

14.           Interpretation and Headings.  This agreement shall be interpreted in order to achieve the purposes for which it was entered into.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.           Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Banks, 12 C.F.R. § 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers' affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Employers' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employers may, in their discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary: (i) by the Director of the Office of Thrift Supervision ("OTS"), or her or her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or her or her designee, at the time the Director or her or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

19.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

20.           Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including the Prior Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

/s/ Tommy W. Richardson	By:	/s/ Larry J. Brandt
Tommy W. Richardson		Larry J. Brandt, President and Chief Executive Officer

Attest:	FIRST FEDERAL BANK OF ARKANSAS, FA

/s/ Tommy W. Richardson	By:	/s/ Larry J. Brandt
Tommy W. Richardson		Larry J. Brandt, Chief Executive Officer

EXECUTIVE

	By:	/s/ Sherri R. Billings
Sherri R. Billings